Exhibit 15(b)

POWER OF ATTORNEY

        The undersigned, Joseph D. Donnelley and Frank J. Stalzer, Trustees of each series of each of the registered investment companies listed below hereby authorize Bruce R. Bent, Bruce R. Bent II and Arthur T. Bent III, or any of them, as attorney-in-fact, to sign on his behalf, in the capacities indicated, any Registration Statement or amendment thereto (including post-effective amendments) for each series of each of the following registered investment companies and to file the same, with all exhibits thereto, with the Securities and Exchange Commission: The Reserve Fund, Reserve Tax-Exempt Trust, Reserve New York Tax-Exempt Trust, Reserve Municipal Money-Market Trust, Hallmark Equity Series Trust and Reserve Short Term Investment Trust.

Dated: October   , 2004

/s/ Joseph D. Donnelley Joseph D. Donnelley (Trustee)	/s/ Frank J. Stalzer Frank J. Stalzer (Trustee)